                                  EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share

                                              Three Months    Three Months
                                                 Ended            Ended
                                                March 30,       March 29,
                                                  1997            1996
                                              ------------    ------------
(In thousands, except per share amounts)

Primary

Average shares outstanding                         4,755           1,770

Adjustment to reflect shares issued
 to consider excess S Corporation distributions        -              (6)

Shares issuable upon the exercise of
 outstanding stock options and warrants              127               -
                                              ------------    ------------

Total                                              4,882           1,764
                                              ============    ============

Net income                                        $  728          $  173
                                              ============    ============

Per common share amount                           $ 0.15          $ 0.10
                                              ============    ============

Fully diluted earnings per Common Share and primary earnings per Common Share are the same for the three months ended March 30, 1997.